Exhibit 99.1

NYMEX TO APPEAL DECISION IN ICE LITIGATION

NEW YORK, N.Y., October 3, 2005 -- The New York Mercantile Exchange, Inc. (NYMEX), was informed on Friday afternoon that Judge John G. Koeltl dismissed NYMEX's claims for copyright and trademark infringement against IntercontinentalExchange (ICE), arising out of ICE's copying of NYMEX's settlement prices for Henry Hub natural gas and light, sweet crude oil and related uses of NYMEX trademarks.

Last year, the judge dismissed ICE's antitrust counterclaims, expressly stating that "NYMEX has a legitimate business interest in preventing its competitor, ICE, from free-riding on NYMEX's settlement prices."  The judge's recent opinion did not reach NYMEX's claims against ICE for dilution of NYMEX trademarks under a state statute and wrongful interference with the market data agreement between NYMEX and a vendor.

Noting that they involved factual issues, the court dismissed those claims without prejudice to NYMEX's re-introducing those claims in state court.

NYMEX President James E. Newsome said, "We are currently reviewing our options.  We believe that the court's recent opinion and order is incorrect, and expect to appeal the decision."

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